Exhibit 10.4

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made as of the 1st day of November, 2017 (the “Effective Date”), between aTyr Pharma, Inc., a Delaware corporation (the “Company”), and Sanjay S. Shukla, M.D., M.S. (the “Executive”).

WHEREAS, the Executive and the Company previously entered into that certain offer letter dated as of March 30, 2016 (the “Prior Agreement”);

WHEREAS, the Executive and the Company desire to supersede and replace the Prior Agreement by entering into this Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.

(a)Term.  The term of this Agreement shall commence as of the Effective Date and will continue until terminated in accordance with Section 3 (the “Term”).

(b)Position and Duties.  During the Term, the Executive shall serve as a member of the Board of Directors of the Company (the “Board”) and Chief Executive Officer and President of the Company, and shall have supervision and control over and responsibility for the day‑to‑day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time.  The Executive shall devote his full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2.Compensation and Related Matters.

(a)Base Salary.  During the Term, the Executive’s initial annual base salary shall be $450,000.  The Executive’s base salary shall be subject to annual increases as determined annually by the Compensation Committee of the Board.  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)Incentive Compensation.  During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee of the Board from time to time.  The Executive’s target annual incentive compensation shall be 50 percent of his Base Salary; provided, however that for 2017, the Executive’s target annual incentive compensation shall be 45 percent of his Base Salary.  To earn incentive compensation, except as otherwise set forth herein, the Executive must be employed by the Company on the day such incentive compensation is paid.  Any such incentive compensation shall be paid no later than March 15 of the year following the year to which such compensation relates.

(c)Equity Grant.  As promptly as practicable after the Effective Date, Executive will be granted an option to purchase 450,000 shares of the Common Stock of the Company (the “Option”) pursuant to the Company’s 2015 Stock Option and Incentive Plan (the “aTyr Plan”).  Subject to Executive’s continued full-time employment with the Company, the shares subject to the Option shall vest monthly over a four (4) year period from the Effective Date.  The exercise price per share of the Option shall be determined based on the closing price of the Common Stock as reported on NASDAQ on the date of the grant.  The specific terms and conditions of the Option will be subject to the terms of the aTyr Plan, as well as the terms set forth in a Stock Option Agreement between Executive and the Company.

(d)Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

The Company will also reimburse the Executive for all reasonable expenses (including attorney and tax advisor fees) incurred by him in connection with the negotiation and preparation of this Agreement, up to an aggregate maximum of $5,000.

(e)Other Benefits.  During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(f)Vacations.  During the Term, the Executive shall be entitled to accrue vacation in accordance with the Company’s vacation policy as in effect from time to time.  The Executive shall also be entitled to all paid holidays given by the Company to its executives.

3.Termination.  During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)Disability.  The Company may terminate the Executive’s employment if he becomes Disabled.  For purposes of this Agreement, Disabled means the inability of the Executive to perform his duties under this Agreement, whether with or without reasonable accommodation, because he has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  If the Company has no policy of disability income insurance covering employees of the Company in force when he becomes disabled, the term “Disabled” shall mean disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.  If the Company has no policy of disability income insurance covering employees of the Company in force when he becomes disabled and any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Termination by Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties (provided that if such misconduct is reasonably capable of cure, Executive has failed to cure the same within 30 days following written notice of such purported misconduct requesting its cure); (ii) Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving (A) fraud or embezzlement in either case that results in material damage to the Company or any of its subsidiaries or affiliates or (B) any felony; (iii) willful and repeated failure by the Executive to substantially perform the duties, functions and responsibilities of the Executive’s positions that result in material damage to the Company or any of its subsidiaries and affiliates, that continues after the Executive has received prior written notice from the Board of such purported repeated failure, which notice details the grounds of such purported repeated failure and requests its cure, and the Executive has been given a reasonable opportunity to cure which will not be less than 30 days; or (iv) a material breach by the Executive of any of the material provisions contained in this Agreement which has continued for more than 30 days following written notice of such purported breach, provided, however, that no such notice is required in the event of a material breach of Section 7 that is not reasonably capable of being cured as determined in good faith by a majority of the Board.

(d)Termination Without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or Disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)Termination by the Executive.  The Executive may terminate his employment hereunder at any time for any reason or for no reason, including but not limited to Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions similarly affecting all or substantially all senior management employees of the Company; or (iii) a change of more than fifty (50) miles in the geographic location at which the Executive provides services to the Company.  “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 30 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of Disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.Compensation Upon Termination.

(a)Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans and (iii) to the extent the Executive’s employment with the Company terminates for any reason other than due to the termination of Executive’s employment for Cause as provided in Section 3(c), any earned but unpaid incentive compensation from the prior calendar year pursuant to Section 2(b) (collectively, the “Accrued Benefit”).

(b)Termination by the Company Without Cause or by the Executive with Good Reason.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit.  In addition, subject to the Executive signing a separation agreement and general release of claims in the form attached as Exhibit A (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:

(i)the Company shall pay the Executive an amount equal to the sum of (A) the Executive’s Base Salary plus (B) the Executive’s target annual incentive compensation for the year of termination (together,the “Severance Amount”).  Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement, all payments of the Severance Amount shall immediately cease; and

(ii)upon the Date of Termination, the time-based vesting provisions of all stock options and other stock-based awards held by the Executive in which the Executive would have vested if he had remained employed for an additional 12 months following the Date of Termination shall accelerate as of the Date of Termination; provided, however, that for avoidance of doubt, for any awards that include both a performance-based vesting condition (which would include the achievement of a certain stock price) and a time-based vesting condition, no acceleration shall be provided unless such performance-based vesting provision has been satisfied as of the Date of Termination; and

(iii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the amount that would reasonably be required by the Executive to obtain not less than the same health, dental, health, vision, disability and other insurance coverage for the Executive and his dependents as was in effect at the Date of Termination; and

(iv)the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.Change in Control Payment.  The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the

Executive’s rights and obligations upon the occurrence of a Change in Control of the Company.  These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.  These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 2 months prior to and 12 months after the occurrence of the first event constituting a Change in Control.  These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a)Change in Control.  During the Term, if within 2 months prior to and 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination,

(i)the Company shall pay the Executive in cash an amount equal to the sum of (A) the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s annual target incentive compensation for the year of termination; and

(ii)notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based vesting provisions of stock options and other stock-based awards held by the Executive shall immediately accelerate as of the Date of Termination; provided, however, that for avoidance of doubt, for any awards that include both a performance-based vesting condition (which would include the achievement of a certain stock price) and a time-based vesting condition, no acceleration shall be provided unless such performance-based vesting provision has been satisfied as of the Date of Termination; and provided further that in determining whether the achievement of a specified closing stock price as reported on the NASDAQ Stock Market has been satisfied, such price shall be deemed satisfied to the extent that the consideration payable per share of Common Stock of the Company in connection with such Change in Control, as determined in good faith by the Compensation Committee, equals or exceeds such stock price; and

(iii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the amount that would reasonably be required by the Executive to obtain not less than the same medical, dental, health, vision, disability and other insurance coverage for the Executive and his dependents as was in effect at the Date of Termination; and

(iv)The amounts payable under this Section 5(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over

12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)Definitions.  For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)the consummation of (A) any consolidation or merger of the Company or any subsidiary of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; provided, however, that with respect to clause (A) above and as approved by the Board, a Change of Control shall be deemed to have occurred upon the consummation of a transaction whereby shares representing in the aggregate of more than 30 percent but less than 50 percent of the voting shares of the Company are beneficially owned by the acquiring party or parties and such transaction includes a contingent right for the acquiring party or parties to acquire additional voting shares of the Company that would represent more than 50% of the Company’s voting shares in the aggregate.

In no event shall the Executive be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for herein be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits after the date of termination of the executive’s employment.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.Nondisclosure and Assignment.

(a)For the purposes of this Section 7, all references to the “Company” refer to the Company, its affiliates and its and their successors and assigns.  The provisions of the Employee Nondisclosure and Assignment Agreement between the Company and the Executive (the “Nondisclosure and Assignment Agreement”) continue to be in full force and effect and are incorporated by reference as material terms of this Agreement.  The Executive hereby acknowledges and agrees that he shall remain subject to and comply with the provisions of the Nondisclosure and Assignment Agreement.

(b)Protected Disclosures.  The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.  The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

(c)Defend Trade Secrets Act of 2016.  The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in San Diego, California in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the state courts of the State of California and the United States District Court for the Southern District of California.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, except that the Nondisclosure and Assignment Agreement is incorporated by reference into Section 7 of this Agreement and will remain in full force and effect.  For the avoidance of doubt, the Executive shall not be eligible to receive payments or benefits under the Company’s Executive Severance and Change in Control Policy, as may be in effect from time to time.

11.Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12.Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

13.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18.Governing Law.  This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

19.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20.Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

21.Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ATYR PHARMA, INC.

By: /s/ Nancy Denyes Krueger

Name:  Nancy Denyes Krueger

Title:  VP, Legal Affairs and Secretary

EXECUTIVE

/s/ Sanjay S. Shukla, M.D, M.S.

Sanjay S. Shukla, M.D., M.S.

EXHIBIT A

RELEASE

I enter into this Separation Agreement and Release (the “Release”) pursuant to Section 4(b) or 5(a), as applicable, of the Amended and Restated Employment Agreement between aTyr Pharma, Inc., a Delaware corporation (the “Employer”) and me dated November 1, 2017 (the “Employment Agreement”).  I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to the payments and benefits pursuant to Section 4(b) or 5(a), as applicable, of the Employment Agreement.  I therefore agree to the following terms:

1.Release of Claims.  I voluntarily release and forever discharge the Employer, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to my employment by the Employer and/or any affiliate of the Employer and the termination of my employment;
•	of wrongful discharge;
•	of breach of contract;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of any form of discrimination or retaliation that is prohibited by the California Fair Employment and Housing Act;

•	under any other federal or state statute;
•	of defamation or other torts;
•	of violation of public policy;
•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits (except for such wages, bonuses, incentive compensation, stock, stock options, vacation pay or other compensation or benefits otherwise due to me under the Employment Agreement); and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

I agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Employment Agreement, under any ongoing Company benefit plans or for indemnification under any indemnification agreement, the Company’s Bylaws or applicable law.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give me the right to recover any monetary damages against the Company; my release of claims herein bars me from recovering such monetary relief from the Company).

I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement.  I represent that I have not assigned to any third party and I have not filed with any agency or court any Claim released by this Agreement.

2.Ongoing Obligations.  I reaffirm my ongoing obligations under the Employment Agreement, including without limitation my obligations under Section 7 (“Nondisclosure and Assignment Agreement”) and under the Nondisclosure and Assignment Agreement (as defined in the Employment Agreement).

3.No Assignment.  I represent that I have not assigned to any other person or entity any Claims against any Releasee.

4.Right to Consider and Revoke Release.  I acknowledge that I have been given the opportunity to consider this Release for a period of twenty-one (21) days from the date when it is tendered to me.  In the event that I executed this Release within less than twenty-one (21) days, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the twenty-one (21) day period.  To accept this Release, I shall deliver a signed Release to the Employer’s Vice President of Operations within such twenty-one (21) day period; provided that I acknowledge that the Employer may change the designated recipient by notice.  For a period of seven (7) days from the date when I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the Employer’s Vice President of Operations or other Employer-designated recipient on or before the last day of the Revocation Period.  This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence.  If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

5.California Civil Code Section 1542.  I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I, being aware of said code section, agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

6.Other Terms.

(a)Legal Representation; Review of Release.  I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b)Binding Nature of Release.  This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c)Amendment.  This Release may be amended only upon a written agreement executed by the Employer and me.

(d)Severability.  In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release.  In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)Governing Law and Interpretation.  This Release shall be deemed to be made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California, without giving effect to the conflict of laws principles of such State.  The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Employer or me.

(f)Entire Agreement; Absence of Reliance.  I acknowledge that I am not relying on any promises or representations by the Employer or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

So agreed.

___________________________________________________________________

Sanjay S. Shukla, M.D., M.S.Date